Registration No. _____________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVIV3 PROCARE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	284	47-4125218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 REVIV3 PROCARE COMPANY

The Office

9480 Telstar Avenue., Unit 5

El Monte, CA 90211

Telephone No.: (888) 638-8883

Email: info@reviv3.com

Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

Telephone No.: (302) 658-7581

Email: support@LLCagent.com

(Name, address and telephone number of agent for service)

All Communications to:

William Eilers, Esq.

Eilers Law Group, P.A., P.A.

1000 Fifth Street

Suite 200 – P2

Miami Beach, FL 33139

Telephone No.: (786)273 - 9152

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	maximum	maximum
	be	offering	aggregate	Amount of
	registered	price per	offering	registration
Title of each class of securities to be registered	(1)	unit (2)	price	fee (3)

Common Stock, par value $0.0001 per share (4)	3,590,532	$0.05	$179,526.60	$22.35

(1)	Estimated in accordance with Rule 457(a) of the Securities Act of 1933.

(2)	Until such time as our common shares are quoted on the OTC Markets, the selling shareholders will sell their shares at the price of up to $0.05 per share.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as .0001245 of the aggregate offering price.

(4)	Represents shares of the registrant's common stock being registered for resale that have been issued to the selling shareholders named in this registration statement. In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED __, 2017

REVIV3 PROCARE COMPANY

3,590,532 Shares of Common Stock

Selling shareholders are offering up to 3,590,532 shares of common stock.  The selling shareholders will offer their shares at up to $0.05 per share until our shares are quoted on the OTCQB and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Markets. There is no guarantee that our securities will ever trade on the OTC Markets or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the Registration Statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the Registration Statement becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _______, 2017.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

i

PROSPECTUS SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

PART I

ITEM 1.	BUSINESS

Organization

REVIV3 PROCARE COMPANY (“us”, “we”, “our”, “Reviv3 Procare”, “Reviv3”, or "the Company") is an emerging growth company, incorporated in the State of Delaware on May 21, 2015 as a reorganization of Reviv3 Procare, LLC, which was organized on July 31, 2013, in order to launch our hair and skin care product lines for direct sales and distribution in domestic and international markets. Our principal executive office is located at 9480 Telstar Avenue, El Monte, CA 91731. Our telephone number is (888) 638-8883. Our website is www.reviv3.com and is not part of this prospectus.

Our independent registered public accounting firm has issued a “going concern” opinion on our company’s financial statements as of May 31, 2017 and management has concluded the same, meaning that we face uncertainties that our business will not succeed or be viable. Additionally, we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms our business may suffer or fail as a result. From June 1, 2016 to May 31, 2017, we have generated approximately $582,000 in gross revenues, but have a net loss of approximately ($539,000). Our ability to continue operations will require additional capital for the unforeseeable future even if current projections are met.

Business

Reviv3 Procare is engaged in the manufacturing, marketing, sale and distribution of professional quality hair and skin care products under various trademarks and brands, and has adopted and used the trademark products for distribution throughout the United States, Canada, Europe and Asia pursuant to the terms of 11 exclusive and non-exclusive distribution agreements with various parties throughout our targeted markets. Our manufacturing operations are outsourced and fulfilled through our co-packers and manufacturing partners. Currently, we produce 8 products with 14 separate sku’s and plan to expand our product lines over the next 12 months.

The personal care product industry boasts roughly 750 companies that generate a combined annual revenue of more than $40 billion. The 50 largest companies comprise almost 70% of the entire revenue. Still, we believe the market will bear competition from small companies able to offer specialized products or cater to particular niche markets.

Makeup, deodorant and nail products comprise 33% of health and beauty care industry revenue. Hair care products generate 25% of personal care product revenue, while creams and lotions comprise 21%. Perfumes, mouthwashes, shaving preparations and other products make up the remaining revenue for beauty skin care product revenues.

Our Competitive Strengths

We believe our customers associate the Reviv3 brand as high-quality, premium hair and skin care products that incorporates vitamins and ingredients beneficial for healthy skin and hair. Our brand is reinforced by our selective distribution through high-end salons and spas. We do not sell products in mass market discount outlets which we believe allows us to further control our brand image.

Customer based Product Development. We regularly communicate with key customers and distribution partners throughout our research and development process of new products. We believe our size allows us to be highly agile in addressing the needs of our customers by addressing new products needs in the marketplace.

We believe our core values and corporate vision allows us to attract passionate and motivated employees and partners. We support our employees and associates with a unique performance oriented environment and encourage teamwork across all departments by cross training and workshop programs.

Products

Reviv3 Procare stands for skin health and benefits of healthy scalp and hair follicle. Currently, we sell our Reviv3 Procare hair and skincare products under the Reviv3 Procare brand which includes 8 distinct products. Our Reviv3 System is a series of products which are meant to be used together or stand-alone basis. The hair care products consists of PREP shampoo, PRIME conditioner, and TREAT maintenance care. We also sell an introductory kit which includes all three Reviv3 System products. In addition, we have products dedicated to hair treatment and repair. Currently we have 3 products in our treatment and repair line. BOOST is designed to deliver nutrients and increase circulation to the scalp, MEND Deep Hair Repair Mask for added moisture and PROTECT, a heat protectant product to prevent damage from irons and dryers. We also have a stand-alone Thickening Spray for giving hair more volume and body.

Recent additions to our products lines are our series of baby care products. We’ve recently created a baby shampoo, lotion and body wash. These products will be sold under the brand LANU which we anticipate to launch in January of 2018.

THE REVIV3 SYSTEM

PREP – Naturally Based Shampoo

PREP is a gentle sulfate-free daily cleanser/shampoo formulated with protein, vitamin complexes and nutrients to cleanse your scalp from excess oil buildup, environmental residue and toxins that collect on your scalp. PREP is sulfate-free, sodium chloride free, sodium benzoate free, and color safe. PREP is also designed to remove DHT build-up from the hair and scalp. PREP is formulated with herbal extracts, amino acids and glycoprotein to promote hair strength and volume.

PRIME – Naturally based Moisture + Conditioner

PRIME Conditioner is a multi-protein, daily use scalp and hair conditioner formulated with botanical extracts, vitamins and peptides designed to moisturize and add elasticity to the scalp and hair. Key ingredients in our PRIME Conditioner are glycoprotein vitamin complex, rice protein and serenoa serrulata fruit extract.

TREAT

Reviv3 TREAT Micro Activ3 Treatment

Tri-Peptide complex designed to support nutrient uptake and improve microcirculation to the scalp.

TREATMENT AND REPAIR

BOOST provides a Tri-peptide complex consisting of Acetyl Tetrapeptide-3, Trifolim Pratense (clover) flower extract, biotinoyl Tripeptide-1 and Saw Palmetto. Boost is designed to increase microcirculation to the scalp and deliver vitamins and micronutrients to straighten hair follicles and enhance nutrient uptake.

MEND Deep Repair Hair Masque

MEND is a weightless, multi-protein enriched deep penetrating masque designed to strengthen, revive elasticity, repair damage, control frizz and limit chemical stress of all hair types while giving you shine and ease of styling. Formulated with actives to maintain scalp health and support nutrient uptake. MEND deep penetrating masque that strengthens chemically stressed hair, moisturizes, and revives elasticity and natural shine.

PROTECT Thermal Protector

PROTECT Thermal Protector is a leave-in conditioner and Thermal Protector spray that detangles and maintains the hair’s moisture and protein. Helps to restore vitality and shine, reduce frizziness and provides thermal protection from heat. Provides UV color protection. PROTECT provides thermal protection from heat styling of blow dryer, flat and curling irons. PROTECT improves moisture, without weight, detangles fine hair and repairs hair damage while increasing strength, while restoring vitality and shine.

Thickening Spray

Our Thickening Spray provides thickness and strength to your hair with no product build-up. Thickening Spray adds volume, texture and shine and is alcohol free. Formulated with actives to maintain scalp health and support nutrient uptake Provides UV color protection. Our Thickening Spray is alcohol free and promotes volume, body and texture for thicker looking hair. We have also formulated the thickening Spray to provide UV color protection. As the spray is virtually weightless, there is little to no build-up.

Reviv3 VPro Exfoliate

Reviv3 Exfoliate is a professional use product sold exclusively to salons. Exfoliate is designed as an initial cleanse and exfoliation treatment for removal of excess dirt, oil and residue. Exfoliate is sold in a 6-pack box for 6 separate treatments.

LANU

Our line of baby products in currently in the manufacturing process and consists of shampoo, body wash and body lotion. We will be marketing our baby care products under the brand LANU and anticipate launching all three products by January 2018 in United States, Canada and Europe.

These represent our current product lines. However, we are currently developing two new lines that we believe will be launched for the fiscal year end. For more information on products in development, please see Research and Development, below.

Growth Strategy

Expansion of Distribution Channels. Our products are currently selling in various salons, SPAs and beauty supply stores in United States, Italy, Canada and Malaysia primarily through regional distributors. Over time, we intend to expand our distribution channels domestically and in selected international markets which would offer attractive demographics.

Direct to Consumer. We intend to increase our direct to consumer revenues through sales of specifically developed products for the consumer market. LANU, our baby care products is the first of such products. We intend to increase our baby care products as well as introducing other consumer oriented products in FY2018.

Brand Awareness. We intend to increase our brand awareness and brand loyalty through marketing efforts and social media campaigns.

Intellectual Property

We currently hold four trademarks properly registered in their respective jurisdiction. Specifically, we hold a word mark for “Reviv3 Procare” issued on November 1, 2016 as well as trademark for our logo that was registered on October 20, 2015. We also have our original logo trademarked for the Reviv3 Procare brand registered on March 17, 2015. In addition, we have registered the name “Reviv3 Procare” in the Russian Federation, issued on June 13, 2017. We also have a trademark for “The Natural Revolution” with the USPTO. On August 17, 2017, we applied for the mark “Lanu” for our new product line, which application is currently pending.

We do not have any additional trademarks, but as we establish new product lines, we will immediately file for trademark protection. Our formulas are proprietary, but we have not yet taken steps to establish a patent for our processes, formulations or products, generally.

Sales and Marketing

Currently, our sales and marketing teams are located in El Monte, California (Corporate Headquarters), Ft. Lee, New Jersey and Toronto, Canada. To date our sales strategy has been through the expansion of our network of local distributors, relying on on-site training of our distributor’s sales teams. As our new products are introduced to the marketplace, we intend using more traditional advertising models such as print ads as well as web based advertising. As we build on our name brand recognition, we intent to develop an internal e-commerce sales and support team to expand our market share in the specific direct to consumer product lines.

It is expected that more and more of the Senior Executive team time will be put into revenues generation efforts as the core team of the company grows and stabilizes in their ability to smoothly scale the company. This is expected to take place in the 2nd and 3rd quarter of fiscal year 2018.

As part of our overall marketing plan, besides traditional methods we intend to provide education to our customers through the use of videos and social media platforms. In addition to focusing on our product lines, we have set forth a mission for better awareness of hair and skin health. Specifically, we will focus on three distinct areas 1) industry training, 2) consumer education and 3) beauty expert endorsements.

Regarding industry training, our goal is to educate service providers and beauty professionals on the benefits of not only our products, but best practices for general health and skin care. We also want to establish protocols for application, use and assessment. We believe our products are only as good as their intended use and part of an everyday healthy regimen.

We strive to educate our customers, and even those who don’t use our products, on a) the effects of the surrounding environment, b) the effects of various treatments and process in the beauty industry; c) how what we consume may affect our skin and hair.

Through these direct interactions and mantras, we intend to increase our brand and develop a captive audience and on-going dialogue with our customers.

Manufacturing and Distribution

All manufacturing of Reviv3 Procare products are performed by co-packers and contract manufacturers. Our contract manufacturers are required to produce our products under the following standards:

●	GMP Drug Manufacturing & ISO 22716 Compliance.

●	Compliance with USP and PCPC microbiology standards and guidelines.

●	Onsite validated Microbiology Lab.

●	Full Stability Testing of original formulation and each subsequent batch.

●	Quality control and inspection at each phase of manufacturing and production processes.

We have no exclusive agreement with any given manufacturer or co-packer, which helps mitigate risk associated with third party delays, failures, or shut downs. Currently, these partners operate in California. So long as the manufacturers and co-packers meet our manufacturing standards, we may explore additional manufacturing and co-packing partners for regional operations depending on market demands and logistical costs.

For customer direct sales, the products are delivered directly from our warehouse to the customer. As our direct to consumer sales grow, management will explore regional warehousing and distribution where demand requires.

Customers and Market

The beauty industry is known to be resilient during economic downturns - even faring well during the Great Recession of 2008. Though consumers tend to be more price conscious during those times, they do not stop spending. So in today’s environment of rising per capita incomes the beauty business is booming.

In 2015 the industry generated $56.2 billion in the United States. Hair care is the largest segment with 86,000 locations. Skin care is a close second and growing fast, expected to have revenue of almost $11 billion by 2018. This growth is being driven in part by a generally increasing awareness of the importance of skin care, but also specifically due to an increase in the market for men.

US Beauty Industry Segment	Market Share by Revenue
Hair care	24%
Skin care	23.7%
Cosmetics	14.6%
Perfumes and colognes	9.5%
Deodorants, antiperspirant, feminine cleaning	8.5%
Oral hygiene	5.6%
Other	14.1%

The major driving forces in the market are outlined below:

●	Organic products & products produced in a sustainable (environmentally conscious) manner. Certainly a niche market for many years, but greater availability of information about the benefits - personal or global - are driving increased growth.

●	Products and services focused on our aging population. Said plainly - we have a large retired/retiring population, and many of them have money to spend.

●	Products and services focused on babies and young children. This is frequently related to the organic/sustainable movement above. In particular, millennial moms are willing to pay a premium to make sure their kids have the proper skin protection.

●	Men’s product and services - this trend is still relatively new but is expected to drive growth for years to come.

The global market for personal care products is expected to increase between 3.5 and 4.5 percent over the next five years, with a total market value of US$500 billion by 2020. [Growth of global ingredients market outpaces personal care industry, Transparency Market Research, Dec 2015 http://www.transparencymarketresearch.com/pressrelease/organic-personal-care-products.htm]

Beauty and personal care is a US$465 billion industry globally* Source: The Future of Personal Care in the Globe Asia Pacific, Euromonitor, 2015

Global skin care alone is a US$111 billion market, making up 28% of Beauty and Personal Care sales: www.linkedin.com/pulse/how-consumers-shop-anti-aging-skin-care-market-trends-michelle-skelly

Asia Pacific represents the largest share (29%) of the global personal care products market, with sales fueled mainly by population growth, urbanization and increased per capita spending power. Europe occupies second place, followed by North America. [Asia Pacific to Continue Personal Care Ingredients Market Dominance, Global Market to Reach $11.76 billion by 2023, press release, Europlat.org, http://www.europlat.org/asia-pacific-to-continue-personal-care-ingredients-market-dominance-global-market-to-reach-us11-76-bn-by-2023.htm]

●	US Beauty Industry Size - $56.2 Billion (2015) [Beauty Industry Analysis 2017]

o	Hair care 24% ($13.5 Billion)

o	Skin care 23.7% ($13.4 Billion)

●	US Personal Care Market [Business.com 2_22_17]

o	$40 billion

▪	Approx. 750 companies in the segment

▪	50 largest companies generate almost 70% of entire revenue

●	Global Organic Personal Care Market http://www.grandviewresearch.com/industry-analysis/organic-personal-care-market

o	Current Size – $10.16 billion in 2015. [Organic Personal Care Market Size and Forecast By Product and Trend Analysis from 2014-2025]

o	Poised to Grow @ a CAGR of 9.8% over the next decade to reach approximately $25.7 billion by 2025

According to recent reports, the global organic personal care market is growing at an annual rate of almost 10 percent, with expectations of a market valued at US$15.98 billion by 2020. [Organic Personal Care Market Analysis by Product (Skin Care, Hair Care, Oral Care, Cosmetics) and Segment Forecasts to 2020, Grand View Research, 2015]

●	Luxury Haircare Market (USA ONLY)

o	Current Size – $459.6 Million (2016)

●	Global Alopecia (Hair Loss) Market $7.3 Billion (USD) in 2015 http://www.grandviewresearch.com/industry-analysis/alopecia-market

o	Topical Treatment accounted for over $2.8 Billion (38.4%)

o	Woman accounted for $4.03 Billion (55.2%)

o	N. America accounted for $2.49 Billion (34.1%)

o	Asia Pacific is expected to grow at a lucrative CAGR of 5.3% over the coming eight years.

Our Advantage

●	Operational advantages

We believe our operational advantages are found in our Product Development Team’s experience in creating high quality personal care products.

●	Technological advantages

Over the past 2 years we have worked with various chemists and formulators to develop unique and diverse products utilizing botanical and natural active ingredients. Our products uniqueness is grounded in:

o	how we combine well-known and tested ingredients, and

o	research and testing in the compounding processes

Our products do not contain pharmaceutical ingredients such as Minoxidil, which in some cases create adverse side effects to users.

●	Cost advantage

Our in-house design team creates all product packaging designs and marketing materials. We use third party manufacturing facilities to produce our products. Reviv3 Procare products are primarily natural/botanical products that do not contain any pharmaceuticals, our products don’t have to be ingested, nor do they require any invasive procedures.

Customer Service – Return Policies

Return Policy – B2C

We provide a 30-day money back guarantee on any product bought directly from our website, or any digital purchase that is done directly from Reviv3 Procare or a site controlled by Reviv3 Procare (e.g. Professional Amazon Store). We offer full refunds to consumers who are not satisfied with our products for any reason within this period. The refund does not include any upgraded or international shipping charges paid.

Return Policy – B2B

Any product ordered and received by a business (distributor and/or retailer) is guaranteed to arrive in New Condition. Any product received by our distributors in a damaged state, and it is determined to be the fault of Reviv3 Procare and not of the shipping company is offered the option of having replacement product shipped to them in the same manner the original product was shipped at no charge, or to have a credit applied to their account for the full amount of the damaged product. For the return and refund to be granted the business may be asked to provide pictures of the damaged product, and/or to return the damaged product at their cost to Reviv3 Procare facility.

Based on historical data we do not anticipate the cost of returns to be a significant percent of our total sales.

Competition

Hair care and cosmetics markets are highly competitive and although there are many companies offering similar products in the market today, we believe we are able to compete directly with these companies and products by offering quality products which will distinguish our performance and develop brand loyalty.

Top Brands/Market Leaders

●	Nioxin: https://www.nioxin.com/en-US

●	PhytoWorx

●	Keranique: https://keranique.com/scalp-stimulating-shampoo-for-thinning-hair?AFID=282&gclid=CM_xkJLq99ICFQJrfgodP0QL_A

●	Ultrax Labs: https://ultraxlabs.com/products/hair-surge-shampoo

Large Names

●	Aveda Invati: http://www.aveda.com/hair-care/invati-thinning-hair-solutions

●	Propecia (Merck & Co.) http://www.merck.com/product/usa/pi_circulars/p/propecia/propecia_ppi.pdf

●	Bosley: https://www.bosley.com/ (Organic/Minoxidil)

●	Dr. Reddy’s Laboratories – Mintop: http://www.mintop.in/ (Minoxidil)

Other Competitors

●	Lipogaine: http://www.lipogaine.com/lipogaine-big-3-shampoo/

●	Mediceutical Labs: http://www.mediceuticallabs.com/products/

●	Just Natural: http://www.justnaturalskincare.com/hair-loss/shampoo-hair-loss.html

●	Revita: https://www.dslaboratories.com/revita

●	Majestic Pure: https://majesticpure.com/collections/hair-care

●	Zenagen: http://www.zenagen.com/

●	Kevin Murphy: http://kevinmurphy.com.au/

●	PURA D'OR https://www.purador.com/

●	Procerin FoliRevita Kroning's Signature Neugaine Hairgenics

Strengths and weaknesses of each competitor

We believe consumers are seeking alternatives to pharmaceutical based products which may cause undesirable side effects. Although the market has many all natural products, there are few companies that dedicate their line of products to high quality and costly ingredients.

This chart provides a visualization of where be we believe Reviv3 products fit into the market compared to our competition in regards to 2 factors, 1) all natural products and 2) intervention, or repairing versus maintenance.

This chart provides a visualization of where be we believe Reviv3 products fit into the market compared to our competition in regards to 2 factors, 1) pricing and 2) salon only sales versus mass market sales.

Legal Proceedings

There are currently no ongoing or threatened legal proceedings for the Company or any of its officers and directors.

Research and Development

Currently Reviv3 Procare is in the process of developing and launching two new lines:

Lanu (Brand Name):

Our baby products are created with focus on non-irritant ingredients for gentle cleansing, hydration and avoidance of harsh chemicals. Our initial line will include the Lanu Baby Shampoo, Lanu Ultra-Mild Moisturizing Body Wash and

Lanu Moisturizing Body Lotion.

Lanu Ultra-Mild Tear-Free Shampoo

Our shampoo is made of a natural blend of ingredients specifically designed to be gentle, fragrance free, moisturizing, and non-drying. Lanu contains no sulfates or parabens and is not tested on animals.

Lanu Ultra-Mild Moisturizing Body Wash

Our body wash is created from a natural blend of ingredients designed to be gentle and nourishing to your child’s skin during cleansing. Lanu contains no sulfates or parabens and not tested on animals.

Lanu Moisturizing Body Lotion

Our body lotion is created from a natural blend of ingredients designed to maintain skin’s natural balance. Contains no sulfates, parabens and not tested on animals.

●	Gentle & Tear-Free

●	Hypoallergenic

●	Sulfate Free

●	Moisturizing & Soothing

●	pH Balanced - won’t dry out sensitive skin!

●	Paraben free

●	No tears

●	Contains Aloe to moisturize and soften skin

●	Not tested on animals and no animal by-products.

Governmental Regulations and Certifications

Personnel

Full-time Employees

We currently have 8 full time employees, including our officers and directors. There are no formal employment agreements in place.

Consultants

We have currently engaged 6 individuals as outside consultants for sales, marketing and design. No formal agreements are in place. We are an emerging growth company and are in the continued process of developing our products. Although we have generated more than $500,000 in gross revenues for the year ended May 31, 2017, we cannot ensure continued revenues and growth. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during fiscal year 2018. Our independent registered public accounting firm has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Our corporate website is http://reviv3.com. Nothing on our website is a part of this prospectus.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to REVIV3 PROCARE COMPANY.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

c)	the date on which such issuer has, during the previous three (3) year period, issued more than $1,000,000,000 in non-convertible debt; or

d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 40,505,047 shares of common stock outstanding.

Selling shareholders are offering up to 3,590,532 shares of common stock. The selling shareholders will offer their shares at up to $0.05 per share until our shares are quoted on the OTC Markets and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $40,000.00. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

The tables and information below are derived from our audited financial statements for the period from May 31, 2016 to May 31, 2017

Balance Sheets
REVIV3 Procare Company

	31 May 2017	31 May 2016

Assets

Total Cash and Cash Equivalents	$416,873	$369,696

Total Current Assets	$613,594	$694,101

Total Property, Plant and Equipment	$7,255	$3,183

Total Other Non-current Assets	$14,849	$9,455

Total Assets	$635,698	$697,284

Liabilities and Equity

Total Liabilities	$83,214	$65.243

Total Equity	$552,484	$632,041

Total Liabilities and Equity	$635,698	$697,284

Statements of Operations
REVIV3 Procare Company
For the years ended

	May 31, 2017	May 31, 2016

Total Revenue	$582,005	$475,756

Total Cost of Sales	$281,579	$278,347

Gross Profit	$300,426	$197,409

Operating Expenses	$838,632	$912,089

Total Other Income and Expense	$(571)	$(58,978)

Net Income / (Loss) before Tax	$(538,777)	$(773,658)

Net Loss	$(538,777)	$(773,658)

Total Comprehensive Loss	$(538,777)	$(773,658)

THE OFFERING

Shares of common stock offered by selling shareholders:	3,590,532

Shares of common stock outstanding before the offering:	40,505,047

Shares of common stock outstanding after the offering:	40,505,047

Terms of the offering:	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Trading Market:	There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Markets. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds:	We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risks Related to Our Financial Condition

We have generated minimal revenues from operations, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of May 31, 2017, we had generated insufficient revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Our projections are based upon our best estimates on future growth. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

We are an emerging growth company and are in the process of selling and developing our products. Consequently, we have not generated enough revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during the remainder of fiscal 2018. Our independent registered public accounting firm has indicated in their report that these conditions raise substantial doubt about our ability to continue as a going concern for a period of 12 months from the issuance date of this report. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders.

There is uncertainty regarding our ability to grow our business to a greater extent than we can with our existing financial resources, also described above, without additional financing. We have no agreements, commitments or understandings to secure additional financing at this time. Our long-term future growth and success is dependent upon our ability to continue selling our products and services, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to continue selling our products and services, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to grow our business to a greater extent than we can with our existing financial resources, also described above.

Expenses required to operate as a public company will reduce funds available to implement our business plan and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $60,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Markets, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Markets. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business and Industry

We rely on our Chief Executive Officer and a limited number of other key senior officers to operate our business. The loss of any of these individuals could have a material adverse effect on our business.

The loss of our Chief Executive Officer or any of our key senior officers could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to hire or relocate and integrate suitable replacements on a timely basis or at all. Further, in order to continue to grow our business, we will need to expand our senior management team. We may be unable to attract or retain these persons. This could hinder our ability to grow our business and could disrupt our operations or otherwise have a material adverse effect on our business.

Our ability to deliver products to our customers in a timely manner and to satisfy our customers’ fulfillment standards are subject to several factors, some of which are beyond our control.

Retailers place great emphasis on timely delivery of our products for specific selling seasons, especially during our third fiscal quarter, and on the fulfillment of consumer demand throughout the year. We cannot control all of the various factors that might affect product delivery to retailers. Vendor production delays, difficulties encountered in shipping from overseas, customs clearance delays, and operational issues with any of the third-party logistics providers we use in certain countries are on-going risks of our business. We also rely upon third-party carriers for our product shipments from our distribution centers to customers. In certain circumstances, we rely on the shipping arrangements our suppliers have made in the case of products shipped directly to retailers from the suppliers. Accordingly, we are subject to risks, including labor disputes, inclement weather, natural disasters, possible acts of terrorism, availability of shipping containers, and increased security restrictions associated with such carriers’ ability to provide delivery services to meet our shipping needs. Failure to deliver products to our retailers in a timely and effective manner, often under special vendor requirements to use specific carriers and delivery schedules, could damage our reputation and brands and result in loss of customers or reduced orders.

Large sophisticated customers may take actions that adversely affect our gross profit and results of operations.

In recent years, we have observed a consumer trend away from traditional grocery and drugstore channels and toward mass merchandisers, which includes super centers and warehouse club stores.  In addition, the growth in internet sales both by large traditional retailers and pure online retailers such as Amazon.com has begun to reach a critical mass. This trend has resulted in the increased size and influence of these types of customers. Additionally, certain of these customers source and sell products under their own private label brands that compete with our products.  As certain large customers and online retailers grow even larger and become more sophisticated, they may continue to demand lower pricing, special packaging, shorter lead times for the delivery of products, smaller more frequent shipments, or impose other requirements on product suppliers.  These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship.  If we do not effectively respond to these demands, these customers could decrease their purchases from us.  A reduction in the demand for our products by these customers and the costs of complying with their business demands could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks related to our dependence on the strength of retail economies and may be vulnerable in the event of a prolonged economic downturn.

Our business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Asia and Latin America. These retail economies are affected primarily by factors such as consumer demand and the condition of the retail industry, which, in turn, are affected by general economic conditions and specific events such as natural disasters, terrorist attacks and political unrest.  Consumer spending in any geographic region is generally affected by a number of factors, including local economic conditions, government actions, inflation, interest rates, energy costs, unemployment rates, gasoline prices and consumer confidence, all of which are beyond our control.  Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. As a result of a prolonged recovery from the most recent global recession, many consumers have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit, recent increases in U.S. payroll and income taxes, the expiration of extended unemployment and food stamp benefits in the U.S. and similar such government program curtailments in certain European countries, a lack of clarity for many U.S. consumers regarding their personal health care costs, and slow-to-recover housing prices, among other things.  The modest and protracted recovery from the recession in the United States, the United Kingdom, Canada, Mexico or any of the other countries in which we conduct significant business may continue to cause significant readjustments in both the volume and mix of our product sales, which could materially and adversely affect our business, financial condition and results of operations.

The impact of these external factors and the extent to which they may continue is difficult to predict, and one or more of the factors could adversely impact our business. In recent years, the retail industry in the U.S., and increasingly elsewhere, has been characterized by intense competition among retailers and the growth in internet sales both by traditional retailers and pure online retailers such as Amazon.com. Because such competition, particularly when weak retail economies exist, can cause retailers to struggle or fail, we must continuously monitor, and adapt to changes in, the profitability, creditworthiness and pricing policies of our customers.  A deterioration of any of our key retail economies, could have a material adverse effect on our business, financial condition and results of operations.

Our operating results may be adversely affected by foreign currency exchange rate fluctuations.

Our functional currency is the U.S. Dollar. Changes in the relation of other foreign currencies to the U.S. Dollar will affect our sales and profitability and can result in exchange losses because the Company has customers and sales channels outside the United States.  Such transactions include sales, certain inventory purchases and operating expenses.  Accordingly, foreign operations will continue to expose us to foreign currency fluctuations, both for purposes of actual conversion and financial reporting purposes.  Additionally, we purchase a substantial amount of our products from Chinese manufacturers. During fiscal years 2016 and 2015, the Chinese Renminbi depreciated against the U.S. Dollar. However, recent trends show the Renminbi appreciating against the U.S. Dollar. Although our purchases from China are in U.S. Dollars, if the Chinese Renminbi continues to appreciate against the U.S. Dollar, the costs of our products will likely rise over time because of the impact the fluctuations will have on our suppliers, and we may not be able to pass on any or all of these price increases to our customers.

The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted.  Accordingly, there can be no assurance that U.S. Dollar foreign exchange rates will be stable in the future or that fluctuations in foreign currency markets will not have a material adverse effect on our business, financial condition and results of operations.

We are dependent on third-party manufacturers, most of which are located in the Far East, and any inability to obtain products from such manufacturers could have a material adverse effect on our business, financial condition and results of operations.

All of our products are manufactured by unaffiliated companies, most of which are in the Far East, principally in China.  This concentration exposes us to risks associated with doing business globally, including: changing international political relations; labor availability and cost; changes in laws, including tax laws, regulations and treaties; changes in labor laws, regulations and policies; changes in customs duties and other trade barriers; changes in shipping costs; currency exchange fluctuations; local political unrest; an extended and complex transportation cycle; the impact of changing economic conditions; and the availability and cost of raw materials and merchandise.  The political, legal and cultural environment in the Far East is rapidly evolving, and any change that impairs our ability to obtain products from manufacturers in that region, or to obtain products at marketable rates, could have a material adverse effect on our business, financial condition and results of operations.

With most of our manufacturers located in the Far East, our production lead times are relatively long. Therefore, we must commit to production in advance of customer orders. If we fail to forecast customer or consumer demand accurately, we may encounter difficulties in filling customer orders on a timely basis or in liquidating excess inventories.  Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Historically, labor in China has been readily available at relatively low cost as compared to labor costs in North America, Europe and other countries.  China has experienced rapid social, political and economic change in recent years. There is no assurance labor will continue to be available in China at costs consistent with historical levels or that changes in labor or other laws will not be enacted which would have a material adverse effect on the cost of products manufactured in China.  Many of our suppliers in China continue to experience labor shortages, which could result in future supply delays and disruptions and have resulted in a substantial increase in labor costs over the last three fiscal years.  Similarly, evolving government labor regulations and associated compliance standards could cause our product costs to rise or could cause manufacturing partners we rely on to exit the business.  This could have an adverse impact on product availability and quality.  The Chinese economy has experienced rapid expansion and highly fluctuating rates of inflation.  Higher general inflation rates will require manufacturers to continue to seek increased product prices.  During fiscal years 2014 and 2012, the Chinese Renminbi appreciated against the U.S. Dollar approximately 3 and 4 percent, respectively.  During fiscal year 2013, the Chinese Renminbi remained relatively flat against the U.S. Dollar. If the Chinese Renminbi appreciates with respect to the U.S. Dollar in the future, the Company may experience cost increases on such purchases, and this can adversely impact profitability. Future interventions by China may result in further currency appreciation and increase our product costs over time.  The Company may not be successful at implementing customer pricing or other actions in an effort to mitigate the related effects of the product cost increases.  Although China currently enjoys “most favored nation” trading status with the U.S., the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China. There is no assurance that our business will not be affected by any of the aforementioned risks, each of which could have a material adverse effect on our business, financial condition and results of operations.

High costs of raw materials and energy may result in increased cost of goods sold and certain operating expenses and adversely affect our results of operations and cash flow.

Significant variations in the costs and availability of raw materials and energy may negatively affect our results of operations.  Our suppliers purchase significant amounts of metals and plastics to manufacture our products. In addition, they also purchase significant amounts of electricity to supply the energy required in their production processes.  Changes in the cost of fuel as a result of Middle East tensions and related political instabilities may continue to drive up fuel prices resulting in higher transportation prices and product costs.  The cost of these raw materials and energy, in the aggregate, represents a significant portion of our cost of goods sold and certain operating expenses.  Our results of operations could be adversely affected by future increases in these costs.  We have had some success in implementing price increases to our customers or passing on product cost increases by moving customers to newer products with enhancements that justify higher prices, and we intend to continue these efforts.  We can make no assurances that these efforts will be successful in the future or will materially offset the cost increases we may incur.

Our projections of product demand, sales and net income are highly subjective in nature and our future sales and net income could vary in a material amount from our projections.

From time to time, we may provide projections to our shareholders, lenders, investment community, and other stakeholders of our future sales and net income.  Since we do not require long-term purchase commitments from our major customers and the customer order and ship process is very short, it is difficult for us to accurately predict the demand for many of our products, or the amount and timing of our future sales and related net income.  Our projections are based on management’s best estimate of sales using historical sales data and other information deemed relevant.  These projections are highly subjective since sales to our customers can fluctuate substantially based on the demands of their retail customers and due to other risks described in this report. Additionally, changes in retailer inventory management strategies could make our inventory management more difficult. Because our ability to forecast product demand and the timing of related sales includes significant subjective input, our future sales and net income could vary materially from our projections.

To compete successfully, we must develop and introduce a continuing stream of innovative new products to meet changing consumer preferences.

Our long-term success in the competitive retail environment depends on our ability to develop and commercialize a continuing stream of innovative new products that meet changing consumer preferences and take advantage of opportunities sooner than our competition. We face the risk that our competitors will introduce innovative new products that compete with our products. Our core initiatives include fostering our culture of innovation and new product development, enhancing and extending our existing product categories and developing new allied product categories.  There are numerous uncertainties inherent in successfully developing and commercializing new products on a continuing basis and new product launches may not deliver expected growth in sales or operating income. If we are unable to develop and introduce a continuing stream of new products, it may have an adverse effect on our business, financial condition and results of operations.

Our operating results may be adversely affected by trade barriers, exchange controls, expropriations, and other risks associated with foreign operations.

The economies of foreign countries important to our operations, including countries in Asia, Europe and Latin America, could suffer slower economic growth or economic, social and / or political instability or hyperinflation in the future. Our international operations in countries in Asia, Europe and Latin America, including manufacturing and sourcing operations (and the international operations of our customers), are subject to inherent risks which could adversely affect us, including, among other things:

●	protectionist policies restricting or impairing the manufacturing, sales or import and export of our products;

●	new restrictions on access to markets;

●	lack of developed infrastructure;

●	inflation (including hyperinflation) or recession;

●	changes in, and the burdens and costs of compliance with, a variety of foreign laws and regulations, including tax laws, accounting standards, environmental laws and occupational health and safety laws;

●	social, political or economic instability;

●	acts of war and terrorism;

●	natural disasters or other crises;

●	reduced protection of intellectual property rights in some countries;

●	increases in duties and taxation;

●	restrictions on transfer of funds or exchange of currencies;

●	currency devaluations;

●	expropriation of assets; and

●	other adverse changes in policies, including monetary, tax or lending policies, encouraging foreign investment or foreign trade by our host countries.

Should any of these events occur, our ability to sell or export our products or repatriate profits could be impaired, we could experience a loss of sales and profitability from our international operations, and / or we could experience a substantial impairment or loss of assets, any of which could materially and adversely affect our business, financial condition and results of operations.

Information security breaches and any related operational interruptions could have a material adverse effect on our operations and profitability.

Information systems require constant updates to their security policies and hardware systems to reduce the risk of unauthorized access, malicious destruction of data or information theft.  We rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission and storage of confidential information.  Improper activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our computer systems, some of which may go undetected for extended periods.

Any such compromise or breach could cause interruptions in our operations, damage to our reputation and might require us to spend significant management time and money investigating the event and dealing with local and federal law enforcement.  In addition, we could become the subject of litigation and various claims from our customers, employees, suppliers, service providers, and shareholders. Regardless of the merits and ultimate outcome of these matters, litigation and proceedings of this type are expensive to respond to and defend, and we could be forced to devote substantial resources and time responding to and defending them, which could have a material adverse effect on our business, financial condition and results of operations.

Potential changes in laws, including tax laws, and the costs and complexities of compliance with such laws could have an adverse impact on our business.

The impact of future legislation in the U.S. or abroad, including such things as employment and health insurance laws, climate change related legislation, tax legislation, regulations or treaties, including any that would affect the companies or subsidiaries that comprise our consolidated group, is always uncertain. The U.S. Congress continues to consider certain proposed changes in the tax laws, and new energy and environmental legislation that, if enacted, may increase our costs of doing business.

We rely on third-party delivery services to deliver our products to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment and delivery of our products and we cannot be sure that we will have relationships with these third parties on terms that are favorable to us, or at all. Shipping costs may increase over time, which could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and resulting in reduced gross margins. In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to locate alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to package tracking and delays in order processing and product delivery. We could be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

Our product design and technology are not protected by intellectual property right in the U.S.

Our success will depend in part on our ability to protect our proprietary rights. Although we have trademarked our logo and name, the products that we sell are not currently protected by any patent or other intellectual property rights in the U.S. or abroad. The products are produced and manufactured by third parties and include ingredients that may not be unique to our products. As a result, the design and technical features of our products are vulnerable to being copied or imitated by U.S. and, potentially, international competitors. Our competitors may have or develop equivalent or superior manufacturing and design skills, and may develop an enhancement that will be patentable or otherwise protected from duplication by others. These events could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our international operations will require us to obtain financing in various jurisdictions.

We will operate in the United States and other foreign countries, which creates financing challenges. These challenges include navigating local legal and regulatory requirements associated with obtaining debt or equity financing in the respective foreign jurisdictions in which we operate. In the event that we are not able to obtain financing on satisfactory terms in any of these jurisdictions, it could significantly impair its ability to run its foreign operations on a cost-effective basis or to grow such operations. Failure to manage such challenges may adversely affect our business and results of operations.

International sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect operations.

We will comply with all applicable international trade, customs, export controls, and economic sanctions laws and regulations of the United States and other countries. We are also subject to the Foreign Corrupt Practices Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violation of these laws or regulations could result in sanctions or fines and could have a material adverse effect on our financial condition, results of operations and cash flows.

We may in the future be subject to intellectual property rights disputes, which could reduce our ability to compete effectively and harm our business and results of operations.

Other companies may own, develop, or acquire intellectual property rights that could prevent, limit, or interfere with our ability to provide our products and services. One or more of these companies, which could include our competitors, could make claims against us alleging infringement of their intellectual property rights. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could significantly divert management resources and attention from our business.

If we were unable to successfully defend against claims against us alleging infringement of intellectual property rights, we may be required to pay monetary damages, stop using the technology, and pay a license fee to use the technology, or develop alternative non-infringing technology. If we have to obtain a license for the infringing technology, it may not be available on reasonable terms, if at all. Developing alternative non-infringing technology could require significant effort and expense. If we cannot license or develop alternative technology for the infringing aspects of our business, we may be forced to limit our product and service offerings. Any of these results could reduce our ability to compete effectively and harm our business and results of operations.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does not carry product liability insurance.

A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, prospects, results of operations or financial condition.

The purchase of many of our products is discretionary, and may be particularly affected by adverse trends in the general economy; therefore, challenging economic conditions may make it difficult for us to generate revenue.

Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers' disposable income, business conditions, interest rates, consumer debt levels, and availability of credit. There can be no assurance that consumer spending on the products we sell, will not be adversely affected by changes in general economic conditions.

Risks Related To Our Management and Personnel

Should we not be able to find capable management, our financial condition will be negatively impacted.

Our future depends on finding management that can maintain U.S. operations including creation of said operations. The services are critical to the management of our business and operations in the U.S. We must find competent and experienced personnel; our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Our officers and directors, Jeff Toghraie, Ivan Klarich, Chris Go, and Nancy Hundt, are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to the above and at times will require us to obtain outside assistance from legal, accounting, or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on our board of directors who is not independent to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. These functions are performed by our officers and directors, Jeff Toghraie, Ivan Klarich, Chris Go, an Nancy Hundt. Because our directors are not independent, there is a potential conflict between their and/or our interests and our shareholders’ interests since the above will participate in discussions concerning management compensation and audit issues that may be affect management decisions. Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company's financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company's financial personnel to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Risks Related to the Market for Our Common Stock

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock and 20,000,000 shares of blank check preferred stock. As of the date of this prospectus, we had 40,505,047 shares of common stock and no preferred shares outstanding. Accordingly, we may issue up to an additional 59,494,953 shares of common stock and 20,000,000 shares of blank check preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock. Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed one billion dollars ($1,000,000,000), if we issue more than one billion dollars ($1,000,000,000), in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds seven hundred-million dollars ($700,000,000) as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Markets, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a Securities & Exchange Commission reporting company, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

If in the future we are not be required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common shares can no longer be quoted on the OTC Quotation Board, which could reduce the value of your investment.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided that we have less than three hundred (300) shareholders, we are not required to file these reports. If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering were arbitrarily determined. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earning, book value or other criteria of value. The factors considered were:

●	Our growth potential; and

●	The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer. All selling security holders may be deemed underwriters. The percentages below are based upon 40,505,047 common shares outstanding.

Our selling shareholders hold an aggregate of 3,590,532 common shares as reflected in the chart below. We are not registering common shares held directly or indirectly by our officers or directors and persons we deem affiliates of the Company

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below. We believe that Section 4(2) was available because:

●	Each investor had a pre-existing relationship with one or more of: (i) our chief executive officer, president and director, Mr. Jeff Toghraie.

●	None of these issuances involved underwriters, underwriting discounts or commissions.

●	Restrictive legends were and will be placed on all certificates issued as described above.

●	The offer and sale of the securities did not involve general solicitation or advertising.

●	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the foregoing transactions, we provided the following to all investors:

●	Access to all of our books and records.

●	Access to all material contracts and documents relating to our operations.

●	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Name of Shareholder	Total # of Shares Owned	# of Shares Registered	Remaining # Shares if All Registered Are Sold [1]	% Before Offering	% After Offering [2]
Sheri Amirjahed	80,000	80,000	0	0.20%	0.00%
Axon Capital Management	3,600,000	250,000	3,350,000	8.89%	8.44%
Bagheri Family Trust, Kaveh & Soraya Bolandgray Bagheri	100,000	100,000	0	0.25%	0.00%
Hamid Bahmei	80,000	80,000	0	0.20%	0.00%
Abbas Bolandgray	80,000	80,000	0	0.20%	0.00%
Azar Bolandgray	20,000	20,000	0	0.05%	0.00%
Leila Bolandgray	40,650	40,650	0	0.10%	0.00%
Abby Bonilla	12,000	12,000	0	0.03%	0.00%
Luciana Ercasi Carlet	16,260	16,260	0	0.04%	0.00%
Charter Capital Partners	3,600,000	300,000	3,300,000	8.89%	8.32%
Philip Coca	61,157	61,157	0	0.15%	0.00%
Davis Elen Advertising	887,239	100,000	787,239	2.19%	1.98%
Ibrahim Sahu Derbent	32,520	32,520	0	0.08%	0.00%
DRS, LLC	898,838	100,000	798,838	2.22%	2.01%
Bernadette Eckard Maloney	400,000	100,000	300,000	0.99%	0.76%
Jorge B. Gutierrez Ercasi	200,000	50,000	150,000	0.49%	0.38%
Manuel Gonzales	10,000	10,000	0	0.02%	0.00%
Daniel Govea	860,000	860,000	0	2.12%	0.00%
Pamela Goyal	58,979	58,979	0	0.15%	0.00%
Beril Gutierrez	294,500	60,000	234,000	0.73%	0.59%
Fayez Henein	10,000	10,000	0	0.02%	0.00%
Mary Henein	10,000	10,000	0	0.02%	0.00%
Nancy Hundt	2,600,000	100,000	2,500,000	6.42%	6.30%
Intrepid Global Advisors	9,334,000	100,000	9,234,000	23.04%	23.27%
Nelmettin Alper Karacadag	200,000	50,000	150,000	0.49%	0.38%
Zehra Belgin Karacadag	200,000	50,000	150,000	0.49%	0.38%
Zolio Gutierrez Martinez	24,390	24,390	0	0.06%	0.00%
Guillermo Mena	10,000	10,000	0	0.02%	0.00%
Robert A Lay& Mina Javid	120,000	120,000	0	0.30%	0.00%
Robert A Lay	48,076	48,076	0	0.12%	0.00%
Patrick Morris	18,000	18,000	0	0.04%	0.00%
Arturo Nava	20,000	20,000	0	0.05%	0.00%
Soraya Sabetian	60,000	60,000	0	0.15%	0.00%
Richard Serafin	10,000	10,000	0	0.02%	0.00%
Stephen Salinger Trust of Salinger Solo 401K Trust Stephen Salinger, TTEE	200,000	100,000	100,000	0.49%	0.25%
Universal22, Inc.	30,000	30,000	0	0.07%	0.00%
Sunook Park	51,000	10,000	41,000	0.13%	0.10%
Jalil & Lili Riazi JTWROS	167,170	120,000	47,170	0.41%	0.12%
Tital HG, LLC	1,025,709	100,000	925,709	2.53%	2.33%
Sara Halyo Topuz	20,000	20,000	0	0.05%	0.00%
Shircoo, Inc.	13,385,000	100,000	13,285,000	33.05%	33.48%
John Lou	7,500	7,500	0	0.02%	0.00%
Dexter Go	7,500	7,500	0	0.02%	0.00%
Joel Go	7,500	7,500	0	0.02%	0.00%
Jeremy Limsenben	7,500	7,500	0	0.02%	0.00%
Jeff Brown	9,000	9,000	0	0.02%	0.00%
Robert Ukropina	7,500	7,500	0	0.02%	0.00%
Dale Winson	7,500	7,500	0	0.02%	0.00%
Coco Hou	7,000	7,000	0	0.02%	0.00%
Jason Sabaugh	7,500	7,500	0	0.02%	0.00%
TOTAL	38,943,988	3,590,532	35,353,456	96.15%	87.28%

[1]	Assuming that all 3,590,532 shares being registered are sold.

[2]	Based 40,505,047 common shares outstanding.

All shares vested immediately and common shares were issued bearing a restrictive legend.

No persons acquiring the shares covered by this registration statement had any rights attached to the shares purchased by the selling shareholders, including rights such as registration rights.

Holders of Record

We have 75 shareholders of record; including officers and directors of the Company.

Offers and Sales of Securities

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 3,590,532 shares of common stock. The selling shareholders will offer their shares at up to $0.05 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. There is no guarantee that our stock will ever be quoted on the OTCQB.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter market, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Markets Considerations

To be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Markets.

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTCQB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCQB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC securities. Investors do not have direct access to the service. For OTC securities, there only has to be one market maker.

Because OTC stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTCQB.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office are required to fill vacancies. Each director shall be elected for three (3) years and until his or her successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

NAME	AGE	POSITION

Jeff Toghraie	50	Chief Executive Officer and Chairman

Chris Go	53	Secretary

Jeff Brown	44	Chief Operating Officer

Donald Starace	63	President

Nancy Hundt	49	Director

Jeff Togharie – Chairman of the Board of Directors, Chief Executive Officer

Jeff Toghraie has been the Chairman of our board since 2015 and our Chief Executive Officer since 2016. Mr. Toghraie is currently the Managing Director of Intrepid Global Advisors, one of our principal shareholders. Mr. Toghraie joined Intrepid Global Advisors in 2010 and is a principal of that firm. During the past 5 years, Mr. Toghraie has been involved with various privately held development stage companies as a director and/or advisory positions.

Sunook Park – Chief Creative Officer

Sunook Park joined our company as Chief Creative Officer in 2015. Mr. Park has 20 years experience in full scale corporate and brand identity projects for social and business entities worldwide. Mr. Park has participated in corporate identity and branding projects for The Gillette Company, ARCO(am/pm Mini Mart), American Heart Association, Colgate Company, Tropical Safety Research, Hitch, IPIX, KIA Motors, Carsdirect.com, CDZON.com, Conexant and Nike.

Chris Go – Secretary

Christopher Go has served as our Corporate Secretary since 2015.  From 2009-2012 Mr. Go was the VP of Operations for TEN Media, a funded food safety & traceability platform involving Walmart, Safeway, cal-Marine, Dutch Farms, USDA, FDA & Yucaipa Companies. From 1996-1998 Mr. Go was staff architect for WAT&G.

Donald Starace – President

Mr. Starace has forty years of dedicated service in the beauty industry. Mr. Starace started his career in some of New York’s most prestigious salons, followed by ten years at Nioxin Research Labs and subsequently Proctor & Gamble in Sales and Education. Mr. Starace owned and operated various businesses through his career including roles in starting the Bank of New Jersey, which currently holds 10 locations, and has assets over $865 million. He was one of the initial investors for the bank and very influential in raising capital. He also facilitated bringing Taiff ( Barzil ) professional appliances to the hair industry in the U.S. and Canada. Mr. Starace most recently was appointed as a member of the Board of Adjustments for the Borough of Fort Lee, New Jersey.

Nancy Hundt - Director

Nancy Hundt has served as a director of Reviv3 Procare Company since May of 2015. Ms. Hundt has a diverse background in the retail industry and has served as a representative of the American Board of Opticianery, an optical industry retail group. Ms. Hundt acts as a consultant as a retail sales expert and has served over the last five years as Chief Operating Officer of Academy Optical, Inc.

Family Relationships

There are no family relationships with the Company.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which the aforementioned individuals are involved.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten (10) years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or

●	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

Our officers and directors, Jeff Toghraie, Sunook Park and Chris Go are not “independent” as the term is used in Item 7(d) (3) (iv) (B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a) (15) of the NASDAQ Marketplace Rules because they are employed by the company.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, our directors, and our executive officers as a group. The persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Title of Class	Name/Position	Beneficial Ownership	Percentage Of Class
Executive Beneficial Owners
Common	Jeff Toghraie/Director CEO (1)	9,334,000	23.04%
Common	Park Sunook/Chief Creative Director	51,000	0.13%
Common	Chris Go/Secretary (2)	1,025,709	2.53%
Common	Nancy Hundt (3)	2,600,000	6.42%
	All Officers and Directors	13,010,709	32.12%

Non-Executive Beneficial Owners
Common	Axon Capital Management, Inc. (4)	3,600,000	8.89%
Common	Charter Capital Partners (5)	3,600,000	8.89%
Common	Shircoo, Inc. (6)	13,010,000	32.12%
	All Non-Executive Beneficial Owners	13,010	49.90%
	All Beneficial Owners	33,219,709	82.02%

(1)	Jeff Toghraie, our sole Director and CEO, is the sole beneficiary of Intrepid Global Advisors, which holds 9,334,000 shares of common capital stock of the Company.

(2)	Chris Go, our Chief Creative Director, is the Managing Partner of Titan HG, LLC, which holds 1,025,709 shares of common capital stock of the Company.

(3)	Nancy Hundt holds the shares personally, residing at 31569 Lindero Canyon Rd., #3, Westlake Village, CA 91361

(4)	Sam Toghraie who is the brother of Jeff Toghraie, our sole Director and CEO, is a partner at Axon Capital Management, Inc. Axon Capital Management, Inc. has offices at 5490 Whister Ct., Chino Hills, CA 91709

(5)	Charter Capital Partners is managed by its Managing Partner, Parvan Riazi. Charter Capital Partners maintains offices at 1964 Laurel Wood Ct. Thousand Oaks CA 91362

(6)	Shircoo, Inc. is managed by Max Toghraie, its Managing Partner who is the brother of our sole Director and CEO, Jeff Toghraie. Shircoo, Inc. maintains offices at 2350 E. Allview Terrace, Los Angeles CA 90068

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. As of the date of this prospectus there are 40,505,047 shares of our common stock issued and outstanding held by 75 stockholders of record. We are authorized to issue 20,000,000 shares of blank check preferred stock of which there are no shares are outstanding.

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future disposition of dividends will be at the discretion of our Board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

All shares of common stock outstanding are validly issued, fully paid, and non-assessable.

Preferred Shares

We are authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share of which no shares are outstanding or designated otherwise. Our Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the Board of Directors may determine without a vote of our stockholders. As such, our Board of Directors may issue 20,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Delaware Anti-Takeover Laws

As a Delaware corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Delaware law. Pursuant to Section 607.0901 of the Delaware Business Corporation Act, or the Delaware Act, a publicly held Delaware corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	the interested shareholder has owned at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	the interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than ten percent (10%) of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Delaware Act which prohibits the voting of shares in a publicly held Delaware corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to twenty percent (20%) or more of the total voting power in an election of directors.

  INTEREST OF NAMED EXPERTS

The financial statements as of May 31, 2017 and 2016 and for each of the two years in the period ended May 31, 2017, included in this prospectus have been audited by Salberg & Company, P.A., our independent registered public accounting firm, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Eilers Law Group, P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this prospectus.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common stock” refer to the common shares in our capital stock.

Overview

REVIV3 PROCARE COMPANY is engaged in the manufacturing, marketing, sale and distribution of professional quality hair and skin care products under various trademarks and brands, and has adopted and used the trademarks products for distribution throughout the United States, Canada, Europe and Asia pursuant to the terms of 11 exclusive distribution agreements with various parties throughout our targeted market. All of our products use tested and FDA approved, all-natural products. Our manufacturing operations are outsourced and fulfilled by through our co-packers and manufacturing partners. Currently, we produce 7 products with 13 separate sku’s and look to expand our product lines significantly over the next 12 months.

Since our inception, we have engaged in significant operational activities as described in "Business," above.

We are an "emerging growth company" ("EGC") that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act ("the JOBS Act"), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission's (SEC's) reporting and disclosure rules (See "Emerging Growth Companies" section above). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As of May 31, 2017, we had $444,507 cash on hand for our operational needs. Currently, our operating expenses are approximately $26,000.00 per month or $312,000 annually. We will require approximately $20,800 per month or $250,000 over the next twelve (12) months to meet our existing operational costs, which consist of rent, advertising, salaries and other general, administrative expenses and to comply with the costs of being an SEC reporting company. If we fail to generate sufficient revenues to meet our monthly operating, post registration, costs of $35,000, we will not have available cash for our operating needs after approximately less than one month.

Results of Operations

Our results of operations are summarized below. To date, we have not generated revenue from business operations.

	Year Ended May 31, 2017	Year Ended May 31, 2016
Revenues	$582,005	$475,756
Cost of Sales	$281,579	$278,347
Total operating expenses	$838,632	$912,089
Loss from operations	$(538,206)	$(714,680)
Net loss	$(538,777)	$(773,658)

For the year ended May 31, 2017, revenues increased by approximately $106,000, or 22%, as compared to the year ended May 31, 2016, which is primarily due to increase marketing efforts and direct to consumer sales and salon sales.

Cost of sales includes the cost of product and shipping fee. For the year ended May 31, 2017, cost of sales increased by 3,232, or 1.2%, as compared to the year ended May 31, 2016.

For the year ended May 31, 2017, gross profit amounted to $300,426 as compared to $197,409, an increase of $103,017, or 52.2%. For the years ended May 31, 2017 and 2016, gross profit margins amounted to 51.6% and 41.5%, respectively. The increase in gross profit margins in 2017 and compared to 2016 was attributable to a decrease in overall product costs related to cost efficiencies obtained as a result of increases in quantities purchased.

For the year ended May 31, 2017 and 2016, we incurred operating expenses of $838,632 and $912,089, respectively, and a net loss of $(538,777) and $(773,658), respectively. The operating expenses are costs related to marketing and selling expenses, compensation and related taxes, professional and consulting fees, and general and administrative costs. Operating expenses decreased by approximately $73,000 or 8% primarily due to a decreased stock based consulting expenses related to business advisory service agreements and decreased in compensation due to decrease in full time employees offset by increase in marketing and selling expenses due to increase marketing efforts and awareness of our products, increase legal expenses related to applications of our trademarks and increase in general administrative expenses primarily attributable to increase rent and travel expenses.

Other expense decrease by approximately $58,000 or 99% primarily due to decrease interest expense as a result of the payment of the note payable in December 2015.

Liquidity and Capital Resources

The following table provides detailed information about our net cash flows presented in this Report.

	For the year Ended May 31, 2017	For the year Ended May 31, 2016
Cash Flows
Net cash used in operating activities	$(369,965)	$(321,733)
Net cash used in investing activities	(5,458)	(3,673)
Net cash provided by financing activities	422,600	692,459
Net change in cash	$47,177	$367,053

We are an emerging growth company and currently engaged in our initial product sales and development. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during fiscal year 2018. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Operating Activities

Cash used in operating activities for the year end May 31, 2017 consisted of net loss as well as the effect of changes in operating assets and liabilities as well as adjustments to reconcile net to loss to net cash used in operating activities. Cash used in operating activities of $(369,965) consisted of a net loss of $(538,777). The net loss was partially offset by reconciliation of depreciation of $1,386,bad debt of $810, stock based compensation $131,342, inventory obsolescence of $7,230 and net changes in operating assets and liabilities of $28,044 primarily from an decrease in inventory, advances to suppliers and increase in accounts payable and accrued expenses.

Cash used in operating activities for the year end May 31, 2016 consisted of net loss as well as the effect of changes in operating assets and liabilities as well as adjustments to reconcile net to loss to net cash used in operating activities. Cash used in operating activities of $(321,733) consisted of a net loss of $(773,658). The net loss was partially offset by reconciliation of depreciation of $490, inventory obsolescence of $11,993, stock based compensation of $470,674, amortization of debt discount of $53,151, offset by the net changes in operating assets and liabilities of $86,865 primarily due to increase in inventory, advance to suppliers, and decrease accounts payable and accrued expenses..

Investing Activities

For the year ended May 31, 2017 and 2016, we derived cash flow from investing activities of $(5,458) and $(3,673), respectively, consisting of purchases of equipment and property.

Financing Activities

For the year ended May 31, 2017 we raised $422,501 from the sale of our common shares to investors for cash consideration. We also had capital contribution of $99 from a related party for a total of $422,600.

For the year ended May 31, 2016 we raised $792,459 from the sale of our common shares to investors for cash consideration. This was offset by payment of $100,000 for a note payable.

We currently have no external sources of liquidity, such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on our product sales to fund our operations, and may require the sale of additional common stock to maintain operations. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds required to fund our operations, we will seek alternative financing through other means, such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Seasonality

We do not believe our business is subject to substantial seasonal fluctuations. We may experience lower sales in difficult economic scenarios but we do not foresee the seasonality of our products to be a significant factor. Seasonality trends could however have a material impact on our financial condition and results of operations in the future but we are not currently aware of the total impact that could result.

Inflation

Our business and operating results are not affected in any material way by inflation.

DESCRIPTION OF PROPERTY

We currently lease just over 7,000 square feet at our facility in El Monte, California for approximately $7,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2016, the Company received loan proceeds of $675,000 from a related party. The Company may prepay the loan in full during the first 60 days without incurring any interest on the balance. However, interest-free period shall cease on October 1, 2016 at which time the note accrues interest at a rate of 8% per annum. The Company paid off this loan in September 2016 and the Company did not incur any interest charges. The related party is an affiliated company managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company sold an aggregate of 4,400,000 shares of its common stock to an affiliated company at prices ranging from $0.03 to $0.07 per common share for proceeds of approximately $172,000. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company sold an aggregate of 3,430,000 shares of its common stock to an affiliated company at prices ranging from $0.03 to $0.07 per common share for proceeds of approximately $120,100. The affiliated company is managed by the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company issued 5,000,000 shares of the Company’s common stock to an affiliated company pursuant to a consulting agreement related to marketing and business advisory services. The term of the consulting agreement was for 12 months. The Company valued these common shares at the fair value of $150,000 based on the sale of common stock in the recent private placement at $0.03 per common share. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company issued 3,200,000 shares of the Company’s common stock to an affiliated company pursuant to a consulting agreement related to marketing and business advisory services. The term of the consulting agreement was for 12 months. The Company valued these common shares at the fair value of $96,000 based on the sale of common stock in the recent private placement at $0.03 per common share. The affiliated company is managed by the Company’s Chief Executive Officer.

During the year ended May 31, 2017, the Company sold 1,010,000 shares of its common stock to an affiliated company at $0.25 per common share for proceeds of approximately $253,000. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Directors have determined that they are not “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Markets does not provide such a definition. Therefore, our directors are not independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●	send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

●	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Markets Qualification for Quotation

To have our shares of common stock on the OTC Market, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of Our Common Stock Under Rule 144

We presently have 40,505,047 common shares outstanding. Of these shares 7,285,338 common shares are held by non-affiliates and 33,219,709 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933, as amended, defines as restricted securities. None of our outstanding shares are eligible for resale under Rule 144.

We are registering 3,590,532, common shares held by non-affiliates. We are not registering shares held by affiliates. The remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one (1) percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 75 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Transfer Agent

Our transfer agent is West Coast Stock Transfer located at 721 N. Vulcan Ave. Ste. 205 Encinitas, CA 92024. Their telephone number is (619) 664-4780 and their website is located at http://www.westcoaststocktransfer.com.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before January 15, 2018, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through January 15, 2018, including a Form 10-Q for the six months ended November 31, 2017, assuming this registration statement is declared effective before that date. At or prior to January 15, 2017, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on May 31, 2018. If we do not file a registration statement on Form 8-A at or prior to May 31, 2018, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Quotation Board, and our officers, directors and ten percent (10%) stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov ). Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the periods ended May 31, 2017, May 31, 2016 and May 31, 2015.

Name and Principal Position	Year Ended May 31	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Jeff Toghraie, Chief Executive Officer & Director(2)	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2015	-0-	-0-	4,932,000	-0-	-0-	-0-	-0-	$345,240

Sunook Park, Chief Creative Officer	2017	-0-	-0-	51,000	-0-	-0-	-0-	-0-	$12,750
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Chris Go, Secretary	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Stock Award valuations are based upon the offering of common stock most recently sold at the time of the issuance. Specifically, issuances in 2015 were based upon $0.07 per share while issuances in 2017 were based upon $0.25 per share.

(2)	Jeff Toghraie is the sole owner of Intrepid Global Advisors that provided Advisory services for the Company in 2015 in exchange for shares.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Directors Compensation

Our directors do not receive any other compensation for serving on the board of directors.

Bonuses and Deferred Compensation

Per our current agreements with our officers and directors, we may pay applicable bonuses in addition as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters, or control persons during the past ten (10) years.

Board of Directors

All directors hold office until the expiration of their term and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Toghraie	0	0	0	0	0	0	0	0	0
Nancy Hundt	0	0	0	0	0	0	0	0	0

Employment Agreements with Management

Our board of directors determines the compensation paid to our executive officers based upon the years of service to us, whether services are provided on a full-time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time. The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

●	Any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

●	Any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

●	Any option or equity grant;

●	Any non-equity incentive plan award made to a named executive officer;

●	Any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

●	Any payment for any item to be included under in the Summary Compensation Table.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

REVIV3 PROCARE COMPANY

FINANCIAL STATEMENTS

May 31, 2017 and 2016

REVIV3 PROCARE COMPANY

INDEX TO FINANCIAL STATEMENTS

May 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Reviv3 Procare Company.

We have audited the accompanying balance sheets of Reviv3 Procare Company as of May 31, 2017 and 2016 and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended May 31, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reviv3 Procare Company as of May 31, 2017 and 2016 and the results of its operations and its cash flows for each of the two years in the period ended May 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss and cash used in operations of $538,777 and $369,965 in 2017 and has an accumulated deficit of $4,145,628 at May 31, 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 6, 2017

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

REVIV3 PROCARE COMPANY

BALANCE SHEETS

	May 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$416,873	$369,696
Accounts receivable, net	32,703	29,072
Inventory	129,794	148,719
Advance to suppliers	16,135	30,348
Prepaid expenses and other current assets	18,089	106,811
Deposit	-	9,455

Total Current Assets	613,594	694,101

OTHER ASSETS:
Property and equipment, net	7,255	3,183
Deposits	14,849	-

Total Other Assets	22,104	3,183

TOTAL ASSETS	$635,698	$697,284

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$62,968	$27,539
Customer deposits	20,246	37,704

Total Current Liabilities	83,214	65,243

Total Liabilities	83,214	65,243

Commitments and contingencies (see Note 7)

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value: 100,000,000 shares authorized; 39,679,047 and 38,150,981 shares issued and outstanding as of May 31, 2017 and 2016	3,968	3,815
Additional paid-in capital	4,694,144	4,235,077
Accumulated deficit	(4,145,628)	(3,606,851)

Total Stockholders’ Equity	552,484	632,041

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$635,698	$697,284

 See accompanying notes to financial statements.

REVIV3 PROCARE COMPANY

 STATEMENTS OF OPERATIONS

	For the Years Ended
	May 31, 2017	May 31, 2016

Sales	$582,005	$475,756

Cost of sales	281,579	278,347

Gross profit	300,426	197,409

OPERATING EXPENSES:
Marketing and selling expenses	103,602	70,484
Compensation and related taxes	87,132	125,643
Professional and consulting expenses	403,883	531,558
General and administrative	244,015	184,404

Total Operating Expenses	838,632	912,089

LOSS FROM OPERATIONS	(538,206)	(714,680)

OTHER INCOME (EXPENSE):
Interest income	5	-
Gain on settlement of debt	-	6,551
Interest expense	(576)	(65,529)

Other Income (Expense), Net	(571)	(58,978)

LOSS BEFORE PROVISION FOR INCOME TAXES	(538,777)	(773,658)

Provision for income taxes	-	-

NET LOSS	$(538,777)	$(773,658)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.01)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	38,402,291	28,399,900

See accompanying notes to financial statements.

REVIV3 PROCARE COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MAY 31, 2017 and 2016

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, May 31, 2015	-	$-	7,446,148	$745	$2,865,721	$(2,833,193)	$33,273

Issuance of common stock for cash	-	-	11,455,333	1,145	791,314	-	792,459

Issuance of common stock for services	-	-	19,249,500	1,925	575,560	-	577,485

Stock warrants issued for settlement of debt	-	-	-	-	2,482	-	2,482

Net Loss	-	-	-	-	-	(773,658)	(773,658)

Balance, May 31, 2016	-	-	38,150,981	3,815	4,235,077	(3,606,851)	632,041

Issuance of common stock for cash	-	-	1,419,066	142	422,359	-	422,501

Issuance of common stock for services	-	-	109,000	11	36,609	-	36,620

Capital contribution	-	-	-	-	99	-	99

Net Loss	-	-	-	-	-	(538,777)	(538,777)

Balance, May 31, 2017	-	$-	39,679,047	$3,968	$4,694,144	$(4,145,628)	$552,484

See accompanying notes to financial statements.

REVIV3 PROCARE COMPANY

STATEMENTS OF CASH FLOWS

	For the Years Ended
	May 31, 2017	May 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(538,777)	$(773,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,386	490
Bad debts	810	-
Inventory obsolescence	7,230	11,993
Stock based compensation	131,342	470,674
Amortization of debt discount	-	53,151
Gain on debt settlement	-	(6,551)
Change in operating assets and liabilities:
Accounts receivable	(4,441)	8,302
Inventory	11,695	(62,264)
Advance to suppliers	14,213	(30,348)
Prepaid expenses and other current assets	(6,000)	-
Deposits	(5,394)	-
Accounts payable and accrued expenses	35,429	(9,722)
Customer deposits	(17,458)	16,200

NET CASH USED IN OPERATING ACTIVITIES	(369,965)	(321,733)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(5,458)	(3,673)

NET CASH USED IN INVESTING ACTIVITIES	(5,458)	(3,673)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	422,501	792,459
Note payable proceeds from related party	675,000	-
Repayment of note payable to related party	(675,000)	-
Repayment of note payable	-	(100,000)
Capital contribution	99	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	422,600	692,459

NET INCREASE IN CASH	47,177	367,053

CASH - Beginning of year	369,696	2,643

CASH - End of year	$416,873	$369,696

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$9,000
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for prepaid services	$12,089	$106,811

See accompanying notes to financial statements.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 1 – Organization

Reviv3 Procare Company (the “Company”) was incorporated in the State of Delaware on May 21, 2015 as a reorganization of Reviv3 Procare, LLC which was organized on July 31, 2013. The Company is engaged in the manufacturing, marketing, sale and distribution of professional quality hair and skin care products throughout the United States, Canada, Europe and Asia.

On September 14, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-4 (the “Reverse Stock Split”) including shares issuable upon conversion of the Company’s outstanding convertible securities. All share and per share values of the Company’s common stock for all periods presented in the accompanying financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin 4C.

Note 2 – Summary of Significant Accounting Policies

Going Concern

As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $538,777 and $369,965, respectively, for the year ended May 31, 2017.  Additionally the Company has an accumulated deficit of $4,145,628 at May 31, 2017. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support its daily operations. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company is unable to continue as a going concern.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates made by management include, but are not limited to, the allowance for doubtful accounts, inventory valuations, the useful life of property and equipment, the valuation of deferred tax assets, the value of stock-based compensation, and the fair value of non-cash common stock issuances.

Cash and cash equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturities of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

Accounts receivable and allowance for doubtful accounts

The Company has a policy of providing on allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to bad debt expense and included in the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of May 31, 2017 and 2016, the Company had recorded $810 and $0 in the allowance for doubtful accounts, respectively. The Company recorded bad debt expense of $810 and $0 during the years ended May 31, 2017 and 2016, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $18,089 and $106,811 at May 31, 2017 and 2016, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses primarily included prepayments in common stock for consulting services which are being amortized over the terms of their respective agreements.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 2 – Significant and Critical Accounting Policies and Practices (continued)

Advances to suppliers

Advances to a supplier represents the cash paid in advance for installment payments for the purchase of inventory. The advances to a supplier are interest free and unsecured. As of May 31, 2017 and 2016, advances to the Company’s major supplier amounted $16,135 and $30,348, respectively. Upon shipment of the purchase inventory, the Company reclassifies such advances to supplier into inventory.

Inventory

The Company values inventory, consisting of finished goods and raw materials, at the lower of cost and net realizable value. Cost is determined using an average cost method. The Company reduces inventory for the diminution of value, resulting from product obsolescence, damage or other issues affecting marketability, equal to the difference between the cost of the inventory and its net realizable value. The Company evaluates its current level of inventory considering historical sales and other factors and, based on this evaluation, classifies inventory markdowns in the statement of operations as a component of cost of goods sold. These markdowns are estimates, which could vary significantly from actual requirements if future economic conditions, customer demand or competition differ from expectations.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed, and any resulting gains or losses are included in the statement of operations.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Consideration paid to promote and sell the Company’s products to customers is typically recorded as a reduction in revenues in accordance with Accounting Standard Codification (“ASC”) ASC 605-50-45-2, Revenue Recognition—Customer Payments and Incentives.

Cost of Sales

The primary components of cost of sales include the cost of the product and shipping fees.

Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with paragraph 605-45-45-19 of the FASB Accounting Standards Codification. While amounts charged to customers for shipping products are included in revenues, the related costs of shipping products to customers are classified in marketing and selling expenses as incurred. Shipping costs included in marketing and selling expense were $41,834 and $37,962 for the years ended May 31, 2017 and 2016, respectively.

Marketing, selling and advertising

Marketing, selling and advertising costs are expensed as incurred.

Customer Deposits

Customer deposits consisted of prepayments from customers to the Company. The Company will recognize the prepayments as revenue upon delivery of products in compliance with its revenue recognition policy.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 2 – Significant and Critical Accounting Policies and Practices (continued)

Fair value measurements and fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including prepaid expenses, deposits, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 2 – Significant and Critical Accounting Policies and Practices (continued)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment losses during the years ended May 31, 2017 and 2016.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At May 31, 2017 and 2016, the Company has none and 430,000, respectively, potentially dilutive securities outstanding related to common stock warrants. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Recently Issued Accounting Pronouncements

In February 2016, FASB issued ASU 2016-02, “Leases” (Topic 842). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. Early adoption is permitted. The Company does not believe the guidance will have a material impact on its financial statements.

In January 2017, the FASB issued ASU No. 2017-4, “Intangibles – Goodwill and Other” (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-4, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-4 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. The Company does not believe the guidance will have a material impact on its financial statements.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 2 – Significant and Critical Accounting Policies and Practices (continued)

Recently Issued Accounting Pronouncements (continued)

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not believe the guidance will have a material impact on its financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Note 3 – Inventory

Inventory consisted of the following:

	May 31, 2017	May 31, 2016

Finished goods	$82,494	$105,778
Raw materials	47,300	42,941
	$129,794	$148,719

In fiscal 2017 and 2016, the Company wrote down inventory for obsolescence and slow-moving inventory for $7,230 and $11,993, respectively, which is included in cost of sales.

Note 4 – Property and Equipment

Property and equipment, stated at cost, consisted of the following:

	Estimated life	May 31, 2017	May 31, 2016

Furniture and fixtures	5 years	$5,398	$3,673
Computer equipment	3 years	3,733	-
Less: Accumulated depreciation		(1,876)	(490)
		$7,255	$3,183

Depreciation expense amounted to $1,386 and $490 for the years ended May 31, 2017 and 2016, respectively.

Note 5 – Loan and Note Payable

In December 2014, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $100,000 to an unrelated party. The note was due on December 11, 2015. The annual interest rate for the note was 12%. The Note was convertible any time after the issuance date of the note at $0.10 per share. The Company granted the note holder 250,000 warrants in connection with the issuance of this note. The warrants had a term of 2 years from the date of grant and was exercisable at an exercise price of $1.00. The Company accounted for the warrants by using the relative fair value method. The total debt discount consisted of beneficial conversion feature of approximately $40,000 and relative fair value of the warrants of approximately $60,000 using a Black-Scholes model with the following assumptions: stock price at valuation date of $1.08 based on recent sales price of common stock in a private placement during that time, exercise price of $1.00, dividend yield of zero, years to maturity of 2.00, a risk free rate of 0.62%, and expected volatility of 103% using volatilities of similar companies. The Company recorded amortization of debt discount of $0 and $53,151 during the years ended May 31, 2017 and 2016, respectively.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 5 – Loan and Note Payable (continued)

In December 2015, the Company paid off a total of $103,000 and issued an additional negotiated 180,000 warrants in satisfaction of this note. The warrants had a term of 1 year from the date of grant and was exercisable at an exercise price of $1.38. The Company uses the Black-Scholes option pricing model to value the warrants using the following assumptions: stock price at valuation date of $0.25 based on recent PPM sales in December 2015, exercise price of $1.38, dividend yield of zero, years to maturity of 1.00, a risk free rate of 0.68%, and expected volatility of 108% using volatilities of similar companies. The Company valued these warrants at $2,482 which was included in the gain on debt settlement. The Company recorded a gain from settlement of debt of $6,551 in satisfaction of the principal note of $100,000 and accrued interest of $12,033. At May 31, 2017 and 2016, the outstanding principal balance of the note was $0.

In August 2016, the Company received loan proceeds of $675,000 from a related party. The Company may prepay the loan in full during the first 60 days without incurring any interest on the balance. However interest-free period shall cease on October 1, 2016 at which time the note accrues interest at a rate of 8% per annum. The Company paid off this loan in September 2016 and the Company did not incur any interest charges.

Note 6 – Stockholders’ Equity

Shares Authorized

The authorized capital of the Company consists of 100,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock

The preferred stock may be issued from time to time in one or more series. The Board of Directors of the Company is expressly authorized to provide for the issuance of all or any of the share of the preferred stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed un the resolution adopted by the Board of Directors providing the issue of such shares. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Common Stock

During the year ended May 31, 2016, the Company sold an aggregate of 11,455,333 shares of its common stock at prices ranging from $0.03 to $0.25 per common share for proceeds of $792,459.

During the year ended May 31, 2017, the Company issued an aggregate of 19,249,500 shares of the Company’s common stock to various consultants pursuant to consulting agreements related to marketing and business advisory services. The term of the consulting agreements ranges from 1 month to 12 months. The Company valued these common shares at the fair value of $577,485 based on the sale of common stock in the recent private placement at $0.03 per common share and recognized the expense over the service periods. In connection with the issuance of these common shares, the Company recorded stock based compensation of $106,811 and $470,674 for the years ended May 31, 2017 and 2016, respectively.

During the year ended May 31, 2017, the Company sold an aggregate of 1,419,066 shares of its common stock at prices ranging from $0.25 to $0.62 per common share for proceeds of $422,501.

During the year ended May 31, 2017, the Company issued an aggregate of 109,000 shares of the Company’s common stock to various consultants pursuant to consulting agreements related to marketing and business advisory services. The term of the consulting agreements ranges from 1 month to 6 months. The Company valued these common shares at the fair value of $36,620 based on the sale of common stock in the recent private placements at prices ranging from $0.25 to $0.62 per common share. In connection with the issuance of these common shares, the Company recorded stock based compensation of $24,531 for the year ended May 31, 2017 and prepaid expense of $12,089 as of May 31, 2017 to be amortized over the term of its respective consulting agreements.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 6 – Stockholders’ Equity (continued)

Warrants

Stock warrant activities are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at May 31, 2015	250,000	$1.00	1.54	$0.59
Granted	180,000	1.38	1.00	0.01
Cancelled	-	-	-	-
Balance at May 31, 2016	430,000	1.15	0.53	-
Granted	-	-	-	-
Expired	(430,000)	-	-	-
Balance at May 31, 2017	-	-	-	-
Warrants exercisable at May 31, 2017	-	$-	-	$-

In December 2014, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $100,000 to an unrelated party. The Company granted the note holder 250,000 warrants in connection with the issuance of this note. Additionally, in December 2015, the Company issued an additional 180,000 warrants in satisfaction of this note (see Note 5).

Note 7 – Commitments and Contingencies

In September 2016, the Company executed a lease agreement in connection with its office and warehouse facility in California under operating leases for a period of 37 months commencing in October 2016 and expiring in October 2019. The Company shall pay a monthly base rent starting at $6,782 plus a pro rata share of operating expenses. The base rent is subject to an annual increase beginning in October 2017 as defined in the lease agreement. Rent expense amounted to $69,467 and $49,600 for the years ended May 31, 2017 and 2016, respectively. Future minimum rental payments required under this operating lease are as follows:

	Total	1 Year	2-3 Year	Thereafter
Operating lease	$205,025	$83,096	$121,929	$-
Total	$205,025	$83,096	$121,929	$-

Note 8 – Related Party Transactions

In August 2016, the Company received loan proceeds of $675,000 from a related party. The Company may prepay the loan in full during the first 60 days without incurring any interest on the balance. However interest-free period shall cease on October 1, 2016 at which time the note accrues interest at a rate of 8% per annum. The Company paid off this loan in September 2016 and the Company did not incur any interest charges. The related party is an affiliated company managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company sold an aggregate of 4,400,000 shares of its common stock to an affiliated company at prices ranging from $0.03 to $0.07 per common share for proceeds of approximately $172,000. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company sold an aggregate of 3,430,000 shares of its common stock to an affiliated company at prices ranging from $0.03 to $0.07 per common share for proceeds of approximately $120,100. The affiliated company is managed by the Company’s Chief Executive Officer.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 8 – Related Party Transactions (continued)

During the year ended May 31, 2016, the Company issued 5,000,000 shares of the Company’s common stock to an affiliated company pursuant to a consulting agreement related to marketing and business advisory services. The term of the consulting agreement was for 12 months. The Company valued these common shares at the fair value of $150,000 based on the sale of common stock in the recent private placement at $0.03 per common share. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

During the year ended May 31, 2016, the Company issued 3,200,000 shares of the Company’s common stock to an affiliated company pursuant to a consulting agreement related to marketing and business advisory services. The term of the consulting agreement was for 12 months. The Company valued these common shares at the fair value of $96,000 based on the sale of common stock in the recent private placement at $0.03 per common share. The affiliated company is managed by the Company’s Chief Executive Officer.

During the year ended May 31, 2017, the Company sold 1,010,000 shares of its common stock to an affiliated company at $0.25 per common share for proceeds of approximately $253,000. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

Note 9 – Income taxes

The Company has incurred aggregate net operating losses of approximately $655,000 for income tax purposes as of May 31, 2017. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2037. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows:

	For the Year Ended May 31, 2017	For the Year Ended May 31, 2016
Tax benefit computed at “expected” statutory rate of 34%	$(183,200)	$(263,000)
State tax benefit of 9%	(48,500)	(69,700)
Non-deductible expenses: Stock-based compensation	56,500	202,400
Non-deductible expenses: Non-cash interest expense	-	23,900
Increase in valuation allowance	175,200	106,400
Net income tax benefit	$-	$-

The Company has a deferred tax asset which is summarized as follows at:

Deferred tax assets:

	May 31, 2017	May 31, 2016
Net operating loss carryover	$281,600	$106,400
Less: valuation allowance	(281,600)	(106,400)
Net deferred tax asset	$-	$-

The Company provided a valuation allowance equal to the deferred income tax asset at May 31, 2017 and 2016 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $175,200 in fiscal 2017.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2015 and 2016 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

REVIV3 PROCARE COMPANY

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2017 AND 2016

Note 10 – Concentrations

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable and cash deposits, investments and cash equivalents instruments. The Company maintains its cash in bank deposits accounts. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At May 31, 2017 and 2016, the Company held cash of approximately $167,000 and $120,000, respectively, in excess of federally insured limits. The Company has not experienced any losses in such accounts at May 31, 2017 and 2016.

Concentration of Revenue and Supplier

During the year ended May 31, 2016 sales to four customers represented approximately 70% of the Company’s net sales at 24%, 17%, 16% and 13%. During the year ended May 31, 2017 sales to three customer represented approximately 48% of the Company’s net sales at 18%, 17% and 13%.

During the years ended May 31, 2017 and 2016 sales to customers outside the United States represented approximately 44% and 39% of the Company’s net sales, respectively.

As of May 31, 2017 and 2016, accounts receivable from four customer represented approximately 89% at 18%, 30%, 10% and 31%and two customers represented 91% at 62% and 29% of the accounts receivable, respectively.

The Company purchased inventories and products from two vendors totaling approximately $184,000 (73% of the purchases) and three vendors totaling $221,000 (73% of the purchases) during the years ended May 31, 2017 and 2016, respectively.

Note 11 - Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through October 6, 2017, the date the financial statements were available for issuance.

In June 2017, the Company issued an aggregate of 80,000 shares of the Company’s common stock to various consultants pursuant to consulting agreements related to marketing and business advisory services. The term of the consulting agreements ranges from 2 months to 6 months. The Company valued these common shares at the fair value of $20,000 based on the sale of common stock in the recent private placements at $0.25 per common share. In connection with the issuance of these common shares, the Company recorded prepaid expense of $20,000 to be amortized over the term of its respective consulting agreements.

Between September 27, 2017 and October 2, 2017, the Company sold an aggregate of 271,000 shares of its common stock at $0.40 per common share for proceeds of $108,400.

On September 26, 2017, the Company sold 100,000 shares of its common stock at $0.25 per common share for proceeds of $25,000.

On September 29, 2017, the Company sold 375,000 shares of its common stock to an affiliated company at $0.40 per common share for proceeds of approximately $150,000. The affiliated company is managed by the brother of the Company’s Chief Executive Officer.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Delaware Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

We outsourced legal, financial, and auditor services, as we do not have the operational size to handle such services in-house, for the purpose of structuring REVIV3 PROCARE COMPANY towards achieving operating status in the U.S. markets and registration with the OTCQB. Likewise, we outsourced governance matters, business and financial planning to two consultants, as we do not have the resources or the size to justify employing such professionals full-time.

Item	Amount
SEC Registration Fee	$22.35
Legal Fees and Expenses*	$10,000
Accounting Fees and Expenses*	$29,000
Miscellaneous*	$750
Total*	$39.772.50

*     Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Issuance of Common Stock

In the one (1) year prior to this Offering, we offered and sold 4,334,896 shares of common capital stock of the Company. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 504 of the Securities Act of 1933, as amended for the offer and sale of the securities.

We believed these exemptions were available because:

●	we are not a blank check company;

●	sales were not made by general solicitation or advertising;

●	all certificates had restrictive legends;

●	sales were made to persons with a pre-existing relationship with one or more of: (i) our chief executive officer, president and director, Mr. Jeff Toghraie, at the time of the offer and sale.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.

●	Restrictive legends were and will be placed on all certificates issued as described above.

●	The distribution did not involve general solicitation or advertising.

●	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although the investors may have also been accredited, we provided the following to all investors:

●	Access to all our books and records.

●	Access to documents relating to our operations.

●	The opportunity to obtain any additional information, including information relating to all of our agreements with third parties which were only oral and not written, to the extent we possessed such information, and including all information necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

EXHIBITS

Incorporated by reference
Exhibit		Filed		Period		Filing
Number	Exhibit Description	herewith	Form	ending	Exhibit	date
3.1	Articles of Incorporation filed with the state of Delaware on May 21, 2015	X
3.2	Bylaws	X
3.3	Certificate of Amendment filed in the state of Delaware on June 9, 2015	X
4.2	Form of common stock Certificate of REVIV3 PROCARE COMPANY (1)	X
5.1	Legal Opinion of Eilers Law Group, P.A.	X
10.1	Contribution Agreement between Reviv3 Procare, LLC and Reviv3 Procare Company, dated June 1, 2015	X
23.1	Consent of Salberg & Company, P.A.	X
23.2	Consent of Eilers Law Group, P.A. (included in Exhibit 5.1)	X

(1)	Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in El Monte, California on October 6, 2017.

REVIV3 PROCARE COMPANY

By:	/s/ Jeff Toghraie
Jeff Toghraie
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

NAME	TITLE	DATE

/s/ Jeff Toghraie	Chief Executive Officer & Director	October 6, 2017
Jeff Toghraie

/s/ Nancy Hundt	Director	October 6, 2017
Nancy Hundt